Exhibit 4.11

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

SERIES B SENIOR CONVERTIBLE PREFERRED SHARES

OF

FORBES ENERGY SERVICES LTD.

Pursuant to the authority conferred upon the board of directors (the “Board of Directors”) of Forbes Energy Services Ltd. (the “Company”) by its bye-laws (the “Bye-laws”) a series of preferred shares, par value $0.01 each (shares of any authorized series, the “Preference Shares”) be and it hereby is established, in the number and having the designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Senior Convertible Preferred Shares” (the “Series B Preferred Shares”) and the number of shares constituting such series shall be eight hundred and twenty-five thousand (825,000).

Section 2. Dividends and Distributions.

(A) Subject to the provisions for adjustment hereinafter set forth, and subject to the Companies Act 1981 (the “Act”), the holders of Series B Preferred Shares shall be entitled to receive out of funds legally available for the purpose, preferential dividends in an amount per share (rounded to the nearest cent) equal to five percent (5%) of the Series B Original Issue Price (as defined in paragraph 2(B) of this Section 2) (or $1.25) per annum per share, payable quarterly on the 28th day of February, May, August and November, respectively (the “Quarterly Payment Date”), in each year during which any Series B Preferred Shares remain issued and outstanding (the “Preferential Dividends”). The Preferential Dividends shall accrue from the Issuance Date (as defined in paragraph 8(A) of Section 8), whether or not declared; shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of capital stock of the Company that is junior to the Series B Preferred Shares including, for greater certainty, the Series A Junior Participating Preferred Shares described in the Company’s rights agreement with CIBC Mellon Trust Company, as rights agent (the “Series A Junior Participating Preferred Shares”), and the common shares, par value $0.01 each (the “Common Shares”) of the Company. Except with the consent in writing of the holders of the Series B Preferred Shares, no dividend will at any time be declared and paid on or set apart for payment on any other class or series of capital stock of the Company that ranks in parity with the Series B Preferred Shares (the “Parity Shares”) in any quarter unless the Preferential Dividends on all the Series B Preferred Shares outstanding prior to such payment have been declared and paid through the most recent Quarterly Payment Date either prior to or coincidental with the payment of such dividends on the Parity Shares. The Preferential Dividends shall be payable, at the sole election of the Company, (i) in cash or (ii) in kind in the form of additional Series B Preferred Shares (with an issue price equal to the Series B Original Issue Price).

(B) If the Company elects to pay a Preferential Dividend in kind in the form of additional Series B Preferred Shares, subject to paragraph 7(D) of Section 7, the Company shall issue and deliver to each holder of the Series B Preferred Shares certificates representing the number of additional Series B Preferred Shares equal to the Preferential Dividend not paid in cash divided by twenty-five dollars ($25.00) (the “Series B Original Issue Price”). Subject to paragraph 7(D) of Section 7, any fractional share owing such holder of Series B Preferred Shares shall be held by the Company and paid in the form of a whole share when any fractional shares owed to such holder of Series B Preferred Shares equal at least one whole share and any such fractional shares thereafter to be held and accounted for by the Company in accordance with generally accepted accounting principles until paid as a whole share or shares. The Company shall at all times when the Series B Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital stock such number of its duly authorized Series B Preferred Shares as shall be sufficient to pay in kind all unpaid and potential Preferential Dividends that the outstanding Series B Preferred Shares (and any Series B Preferred Shares that may be issued as Preferential Dividends) may accrue prior to the Maturity Date (as defined in Section 10) (the “Potential In-Kind Dividends”). If at any time the number of authorized but unissued Series B Preferred Shares shall not be sufficient to pay the Potential In-Kind Dividends, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Series B Preferred Shares to such number of shares as shall be sufficient for such purposes, including, amending this Certificate of Designation pursuant to Section 12.

(C) Notwithstanding the foregoing, in the event that (i) the payment of a Preferential Dividend in cash would cause the Company to violate a covenant (“Cash Restriction”) under any of the agreements governing the Company’s debt facilities in existence on the Issuance Date (as defined in Section 8), as subsequently amended, supplemented, modified or replaced (the “Debt Agreements”), and (ii) the payment of a Preferential Dividend in kind would trigger a change of control provision in any of the Debt Agreements (“In-Kind Restriction”), the Company’s obligation to pay, in cash or in kind, Preferential Dividends would be suspended until the earlier to occur of and, with respect to subparagraph (a), only to the extent, (a) the Cash Restriction or the In-Kind Restriction is removed or lapses in applicability, or (b) February 16, 2015. During any period of time when the payment of Preferential Dividends is suspended, the Series B Preferred Shares shall continue to accrue and accumulate Preferential Dividends.

Section 3. Voting Rights.

(A) The holders of Series B Preferred Shares shall not be entitled to any voting rights, except as provided in paragraph 3(B) of this Section 3, the Bye-laws or otherwise under the Act.

(B) If the Preferential Dividends accrued on the Series B Preferred Shares for eight or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid in full, either in cash or in kind, the holders of record of the Series B Preferred Shares shall be entitled to notice of any shareholder meeting in accordance with the Bye-Laws and each holder of Series B Preferred Shares shall in such event be entitled to vote with the holders of the Common Shares, upon all matters presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting), to cast the number of votes equal to the number of whole Common Shares into which the Series B Preferred Shares held by such holder are convertible (as set out in Section 7) as of the record date for determining shareholders entitled to vote on such matter (the “Preferential Voting Rights”). Except as provided by law or elsewhere herein, holders of Series B Preferred Shares shall vote together with the holders of Common Shares as a single class.

(C) The voting rights provided in paragraph 3(B) of this Section 3 shall cease upon payment in full, in cash or in kind, by the Company of all the dividends then in arrears to which the holders are entitled on the Series B Preferred Shares.

Section 4. Certain Restrictions.

(A) Whenever Preferential Dividends have not been paid through the most recent Quarterly Payment Date, thereafter and until all such unpaid Preferential Dividends on Series B Preferred Shares outstanding shall have been paid in full or set aside for payment on the date declared for payment, and in addition to any and all other rights which any holder of Series B Preferred Shares may have in such circumstances, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares;

(ii) declare or pay dividends on or make any other distributions on any Parity Shares, other than in accordance with paragraph 2(A) of Section 2;

(iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity shares in exchange for any shares of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series B Preferred Shares; or

(iv) purchase or otherwise acquire for consideration any Series B Preferred Shares, or any shares ranking on a parity with the Series B Preferred Shares (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) Notwithstanding the foregoing, nothing in Section 4(A) will prohibit the purchase by the Company of, or the payment of cash in lieu of the issuance of, fractional shares of the Company arising out of any bonus issue of shares, share consolidations or subdivisions, stock dividends, splits or combinations or business combinations.

(C) The Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A “Subsidiary” of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the Board of Directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.

(D) While any Series B Preferred Shares remain issued and outstanding, the Company shall not issue any series of Preference Shares with rights and privileges senior to or greater than those of the Series B Preferred Shares.

Section 5. Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued Preference Shares, without designation as to series, and such shares may be reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board of Directors in accordance with the Bye-laws.

Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares including, for greater certainty, the Series A Junior Participating Preferred Shares and the Common Shares of the Company, unless the holders of Series B Preferred Shares shall have received, subject to adjustment as provided in Section 8, an amount equal to the Series B Original Issue Price per share plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and (ii) to the holders of shares ranking on a parity upon liquidation, dissolution or winding up with the Series B Preferred Shares, unless simultaneously therewith distributions are made ratably on the Series B Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Shares are entitled under clause (i) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series B Preferred Shares may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i) of the foregoing sentence is hereinafter referred to as the “Liquidation Amount.”

Section 7. Conversion Rights.

(A) Each of the Series B Preferred Shares shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into thirty-six (36) fully paid and nonassessable Common Shares (the “Conversion Rate”). Such Conversion Rate shall be subject to adjustment as provided in Section 8 below. In the event of a Redemption Notice (as defined below) of any

Series B Preferred Shares pursuant to Section 9, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of the Liquidation Amount to the holders of Series B Preferred Shares.

(B) Notwithstanding anything herein, no holder of Series B Preferred Shares shall be entitled to effect and no holder shall effect any conversion of Series B Preferred Shares to the extent that after giving effect to such conversion and taking into account any Common Shares already owned by such holder (together with the holder’s affiliates), the holder (together with the holder’s affiliates) would beneficially own twenty percent (20%) or more of the number of Common Shares outstanding immediately after giving effect to such conversion.

(C) No fractional Common Shares shall be issued upon conversion of the Series B Preferred Shares. In lieu of any fractional Common Share to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value (as defined below), unless the Company determines, in its sole discretion, that such cash payment would cause the Company to be in violation of a Debt Agreement, in which case any fractional Common Share to which the holder would otherwise be entitled shall be forfeited. For the purpose hereof, the fair market value of a Common Share (the “Common Share Fair Market Value”) shall be determined by:

(i) its trailing five (5) day volume weighted average trading price of the Common Shares on the date immediately preceding the date of conversion of such Series B Preferred Shares on (a) the Toronto Stock Exchange (the “TSX”), converted into U.S. dollars at the average noon rate for converting Canadian dollars into U.S dollars as quoted by the Bank of Canada (or, if no longer available, by another institution selected by the Board of Directors) during such five (5) day trading period; or (b) on such other market or exchange as the Common Shares may then trade, in the event that the Common Shares are not then traded on the TSX; or

(ii) the Board of Directors in good faith, in the event that the Common Shares are not then traded on any market or exchange;

(D) In order for a holder of Series B Preferred Shares to voluntarily convert Series B Preferred Shares into Common Shares, such holder shall request from the Company the total number of Common Shares outstanding and the Conversion Rate, as adjusted pursuant to Section 8, if applicable. The chief executive officer or chief financial officer of the Company shall provide the holder with such information as soon as reasonably practicable, but in any event within one (1) business day after receipt of notice of the request. After receiving this information from the Company, the holder desiring to convert shall, within one (1) business day, provide the Company with a certificate, in the form attached hereto as Exhibit A (the “Conversion Certificate”), certifying (i) the number of Common Shares currently held by such holder (together with such holder’s affiliates), (ii) the number of Series B Preferred Shares that the holder elects to convert, (iii) the name or the names of the nominees in which such holder wishes the certificate or certificates of Common Shares to be issued and the number of Common Shares that will be held by such holder and such holder’s affiliates after the conversion and (iv) whether, based on the number of Common Shares outstanding represented by the Company, the conversion complies with paragraph (B) of this Section 7. Together with the Conversion Certificate, the holders should provide the Company with the certificate or certificates for such Series B Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company’s transfer agent for the Series B Preferred Shares (or at the principal office of the Company if the Company serves as its own transfer agent for the Series B Preferred Shares).

Absent manifest error on the Conversion Certificate, the close of business on the date of receipt by the Company’s transfer agent (or by the Company if the Company serves as its own transfer agent) of such Conversion Certificate and such Series B Preferred Share certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”) and the Company shall cause the Company’s transfer agent for its Common Shares to, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Series B Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of Common Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Series B Preferred Shares represented by the surrendered certificate that were not converted into Common Shares, (b) if required by paragraph 7(C) of this Section 7, pay in cash such amount as provided therein in lieu of any fraction of a Common Share otherwise issuable upon such conversion and (c) pay in cash or in kind (as provided in Section 2) all dividends (accumulated but unpaid through the Conversion Time) on the Series B Preferred Shares converted. Business day means any day, other than a Saturday or a Sunday, upon which banks are open for business in Toronto, Ontario and Houston, Texas. If the Company elects to pay such accumulated but unpaid dividends in kind, the holder submitting the Series B Preferred Shares for conversion under this Section 7 shall be deemed to have also submitted for conversion the Series B Preferred Shares otherwise payable under this subparagraph (b) (the “In-Kind Share Conversion”), which In-Kind Share Conversion will be added to the other Series B Preferred Shares of such holder submitted for conversion for purposes of the fractional share calculation under subparagraph (b) of this paragraph 7(D) of Section 7, if applicable. The Common Shares issuable upon conversion of the Series B Preferred Shares submitted for conversion under this Section 7 (along with any such shares that are deemed to be converted under this Section 7) shall be deemed to be outstanding of record as of the date on which the Conversion Time occurs.

(E) The Company shall at all times when the Series B Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares (including any In-Kind Share Conversion); and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of Common Shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Bye-laws. Before taking any action which would cause an adjustment to the Conversion Rate such that the Series B Original Issue Price per share divided by the Conversion Rate would be less than the then par value of the Common Shares issuable upon conversion of the Series B Preferred Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Shares at such adjusted Conversion Rate.

(F) All Series B Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Common Shares in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in paragraph 7(C) of this Section 7 and to receive payment of any dividends pursuant to paragraph 7(D)(iii) of this Section 7. Upon any such conversion, no adjustment to the Conversion Rate shall be made for any accumulated but unpaid dividends on the Series B Preferred Shares surrendered for conversion or on the Common Shares delivered upon conversion.

(G) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Series B Preferred Shares pursuant to this Section 7. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the Series B Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 8. Certain Reclassifications and Other Events.

(A) If the Company shall at any time or from time to time after May 28, 2010 (the “Issuance Date”) effect a subdivision of the outstanding Common Shares, the Conversion Rate in effect immediately before that subdivision shall be proportionately increased so that the number of Common Shares issuable on conversion of each Series B Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Company shall at any time or from time to time after the Issuance Date consolidate the outstanding Common Shares, the Conversion Rate in effect immediately before the consolidation shall be proportionately decreased so that the number of Common Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding.

(B) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Conversion Rate in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

(i) the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution, and

(ii) the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this paragraph (C) of Section 8 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series B Preferred Shares simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding Series B Preferred Shares had been converted into Common Shares on the date of such event.

(C) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Common Shares in respect of outstanding Common Shares) or in other property (excluding cash), then and in each such event the holders of Series B Preferred Shares shall receive, simultaneously with the distribution to the holders of Common Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series B Preferred Shares had been converted into Common Shares on the date of such event.

(D) If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Shares (but not the Series B Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (B) and (C) of this Section 8), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation, each Series B Preferred Share shall thereafter be convertible in lieu of the Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Company issuable upon conversion of one Series B Preferred Shares immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the holders of the Series B Preferred Shares, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Shares.

(E) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend payable in cash, which is greater in value than five percent (5%), on a cumulative basis over the previous twelve months prior to such making, issuing or fixing, of the then current Common Share Fair Market Value, then and in each such event the holders of Series B Preferred Shares shall receive, simultaneously with the distribution to the holders of Common Shares, a dividend payable in cash in an amount equal to the amount in excess of five percent (5%) of the then current Common Share Fair Market Value per Common Share they would have received if all outstanding Series B Preferred Shares had been converted into Common Shares on the date of such event.

(F) Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 8, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Shares a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Shares is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Shares (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Rate then in effect, and (ii) the number of Common Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Shares.

(G) In the event:

(i) the Company shall take a record of the holders of its Common Shares (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Shares of the Company; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Series B Preferred Shares a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Shares (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred

Shares) shall be entitled to exchange their Common Shares (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Shares and the Common Shares. Such notice shall be sent at least thirty (30) days prior to the record date or effective date for the event specified in such notice.

(H) Adjustments to the Series B Preferred Shares required by the provisions of this Section 8 shall be effective as of the time at which the event requiring such adjustments occurs.

Section 9. Optional Redemption.

(A) The Series B Preferred Shares may be redeemed by the Company, at its election, out of funds lawfully available therefor, at any time after the third anniversary of the Issuance Date, provided that at the time written notice of redemption is provided to the holders of the Series B Preferred Shares the Common Shares have a Common Share Fair Market Value that is greater than 120% of the Series B Issue Price per share divided by the number of Common Shares issuable on conversion of each Series B Preferred Share under the applicable Conversion Rate. The Series B Preferred Shares shall be redeemed by a cash payment equal to the Series B Original Issue Price per share, plus the cash amount of any accumulated and unpaid dividends thereon (the “Redemption Price”) to the date on which the Company proposes to pay the Redemption Price (the “Redemption Date”). Before making any redemption, the Company shall mail by certified or registered mail, return receipt requested, to each record holder of any Series B Preferred Shares, at the address shown on the Company’s records, a written notice (the “Redemption Notice”) stating the number of Series B Preferred Shares that the Company proposes to redeem, the Redemption Price, the Redemption Date, and the place at which the shares to be redeemed shall be surrendered for the Redemption Price. The Redemption Notice must be mailed not more than 60 days nor less than 30 days prior to the redemption.

(B) If less than all outstanding Series B Preferred Shares are to be redeemed, the number of Series B Preferred Shares to be redeemed from each holder thereof under this Section 9 shall be the greatest whole number generated by multiplying the total number of Series B Preferred Shares held by such holder by a fraction, the numerator of which shall be the total number of Series B Preferred Shares to be redeemed and the denominator of which shall be the total number of Series B Preferred Shares then outstanding. On and after the Redemption Date specified in the Redemption Notice, each holder of Series B Preferred Shares called for redemption as aforesaid, upon presentation and surrender at the place designated in such notice of the certificate or certificates representing the Series B Preferred Shares to be redeemed (or a properly executed affidavit of lost securities), properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive the Redemption Price thereof. From and after the Redemption Date specified in the Redemption Notice, unless default shall be made by the Company in payment of the Redemption Price, all dividends on the Series B Preferred Shares so called for redemption shall cease to accrue, such shares shall not be deemed to be outstanding for any purposes whatsoever, and the rights of the holders thereof shall be solely limited to the right receive payment of the Redemption Price. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

Section 10. Mandatory Redemption. On the seventh anniversary of the date of issuance (the “Maturity Date”), the Company shall redeem any Series B Preferred Shares then outstanding at the applicable Redemption Price. For the purpose of this Section 10, the Redemption Price may, at the election of the Company, be paid in cash or Common Shares, valued for such purpose at 95% of the Common Share Fair Market Value.

Section 11. Ranking. Unless otherwise provided in the Bye-laws of the Company or the rights relating to a subsequent series of Preference Shares of the Company ranking pari passu with the Series B Preferred Shares, the Series B Preferred Shares shall rank senior to all other series of the Company’s Preference Shares and to the Common Shares as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

Section 12. Amendment. Except as contemplated herein, the provisions hereof and the Bye-laws of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series B Preferred Shares without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of 66 2/3% of the outstanding Series B Preferred Shares, voting together as a single class. Notwithstanding the foregoing, in the event that the authorized but unissued Series B Preferred Shares shall not be sufficient to pay the Potential In-Kind Dividends pursuant to paragraph 2(B) of Section 2, without a vote of the holders of the Series B Preferred Shares, the Company may amend this Certificate of Designation of the Series B Preferred Shares to increase the number of shares constituting the Series B Preferred Shares as necessary to ensure there are sufficient authorized but unissued Series B Preferred Shares to pay the Potential In-Kind Dividends.

Section 13. Currency. As used herein, reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

Section 14. Notice. All notices given pursuant to this certificate of designation shall be done in the manner prescribed in the subscription agreement (including the requirement to provide copies to counsel) whereby the Series B Preferred Shares were originally issued.

EXHIBIT A

Conversion Certificate

Date:

CURRENT HOLDINGS OF COMMON SHARES

Holder
Name:	Number of shares:
Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

PROPOSED CONVERSION OF SERIES B PREFERRED SHARES

Holder
Name:	Number of shares:
Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

CONVERSION RATE, AS ADJUSTED, IF APPLICABLE

HOLDINGS OF COMMON SHARES AFTER PROPOSED CONVERSION (ASSUMING IN-KIND SHARE CONVERSION OF ACCUMULATED BUT UNPAID DIVIDENDS)

Holder
Name:	Number of shares:
Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

PERCENTAGE OF COMMON SHARES HELD AFTER PROPOSED CONVERSION (ASSUMING IN-KIND SHARE CONVERSION OF ACCUMULATED BUT UNPAID DIVIDENDS)

Total number of Common Shares held by the holder and its affiliates after proposed conversion:
Total number of Common Shares outstanding:[1]
Percentage ownership of the holder and its affiliates:	%

[1]

Utilizing information provided by the chief executive officer or chief financial officer of the Company pursuant to paragraph 7(D) of Section 7 of the Certificate of Designation of the Series B preferred Shares.

NAME AND NUMBER OF SHARES TO BE PLACED ON COMMON SHARE CERTIFICATES

Name:	Number of shares:
Name:	Number of shares:
Name:	Number of shares:
Total:

I,                                         ,                                          of the holder, certify for an on behalf of the holder, and not in my personal capacity and without personal liability to me, that the foregoing is true and correct as of the date written above and that, based on the number of Common Shares outstanding communicated to holder by the Company, the proposed conversion complies with paragraph (B) of the Section 7 the Certificate of Designation of the Series B Preferred Shares.

[INSERT NAME OF HOLDER]

By:

2